UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2017

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

Corporate Center III Suite 400, 4221 W. Boy Scout Blvd. Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

(905) 672-1900

(813) 313-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 24, 2017, Cott Corporation (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Refresco Group N.V., a Netherlands limited liability company (“Purchaser”), pursuant to which the Company will sell to Purchaser its traditional carbonated soft drinks (“CSD”) and juice business in the United States, Canada, Mexico and the United Kingdom. The transaction is structured as a sale of the assets of the Company’s Canadian CSD business and a sale of the stock of the operating subsidiaries engaged in the CSD and juice business in the other jurisdictions after the Company completes an internal reorganization. The transaction does not include the Company’s Water & Coffee Solutions business, including DS Services, Eden Springs, Aquaterra and S&D Coffee & Tea, its Aimia Foods business in the U.K. or its RCI global concentrate business.

The aggregate deal consideration is $1.25 billion, payable at closing in cash, subject to adjustment for indebtedness, working capital, material audit adjustments and other items. Neither Purchaser nor any of its affiliates has any other material relationship with the Company or its affiliates other than through the Purchase Agreement.

The Purchase Agreement contains representations, warranties, covenants and conditions that the Company believes are customary for a transaction of this size and type, as well as indemnification provisions subject to specified limitations. The closing of the transaction is subject to satisfaction of certain conditions, including receipt of regulatory clearance and the approval of Purchaser’s stockholders. At the closing, the parties will enter into arrangements to provide certain transition services, including intellectual property licenses, to facilitate each party’s post-closing operation of their respective businesses. The Company has agreed not to engage in activities that are competitive with the business being sold for two years after the closing.

The transaction is expected to close by the end of 2017. The Agreement may be terminated in certain circumstances, including by either party if Purchaser stockholder approval has not been obtained by December 31, 2017. If Purchaser stockholder approval is not obtained, Purchaser must pay a break-up fee of $20.25 million to the Company, with an additional $12.5 million payable if Purchaser experiences a change of control within the nine months following termination of the Purchase Agreement. If the closing has not occurred by January 24, 2018, either party may elect to extend the Agreement for up to two successive three-month extensions, subject to certain conditions. If there are audit adjustments made to the 2016 financial statements of the business being sold that cause EBITDA to decrease by 10% or more from the EBITDA calculated using the unaudited financial statements, either party may terminate the Agreement.

The Company intends to use the proceeds of the transaction to repay indebtedness and reduce overall leverage.

The foregoing summary of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to it, and may be subject to limitations agreed upon by the contracting parties. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

2.1*	Share Purchase Agreement, dated as of July 24, 2017, by and among Cott Corporation, Refresco Group N.V., Refresco US Holding Inc. and certain other parties thereto.

* Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The descriptions of the omitted schedules and exhibits are contained within the Purchase Agreement. The Company hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation (Registrant)

July 26, 2017	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary